HCC INSURANCE HOLDINGS
401(k) PLAN
FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULE
DECEMBER 31, 1999 AND 1998

HCC INSURANCE HOLDINGS
401(k) PLAN
INDEX
-------------------------------------------------------------------------------

                                                                                    PAGE
Financial Statements:

    Report of Independent Accountants.............................................     1

    Statement of Net Assets Available for Benefits................................     2

    Statement of Changes in Net Assets Available for Benefits.....................     3

    Notes to Financial Statements.................................................  4-11

Supplemental Schedule:

    Schedule I - Schedule of Assets Held for Investment Purposes at End of Year...    12

PRICEWATERHOUSECOOPERS LLP
-------------------------------------------------------------------------------
                                                     PricewaterhouseCoopers LLP
                                                     100 Pearl Street
                                                     Hartford CT 06103-4508
                                                     Telephone (860) 241 7000
                                                     Facsimile (860) 241 7590

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator
of the HCC Insurance Holdings 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the HCC Insurance Holdings 401(k) Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 9, during 1999, the AMIG Savings and Investment Plan and the Crawley Warren (USA) Inc. Employee Savings Plan for Continental Aviation Writers, Inc. were merged into the Plan.

As discussed in Note 11, during March 2000, the LDG Management Company Incorporated Cash or Deferred Profit Sharing Plan merged into the Plan.

/s/ PricewaterhouseCoopers LLP
May 12, 2000

HCC INSURANCE HOLDINGS
401(k) PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------


                                                     DECEMBER 31,
                                                  1999          1998
ASSETS

Investments, at fair value....................  $18,794,538   $12,927,389

Receivables:
  Participant notes...........................      146,733        46,617
                                                -----------   -----------
Net assets available for benefits.............  $18,941,271   $12,974,006
                                                ===========   ===========













   The accompanying notes are an integral part of these financial statements.

HCC INSURANCE HOLDINGS
401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------


                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                             1999          1998
ADDITIONS TO NET ASSETS ATTRIBUTED TO:

  Investment income:

    Interest.............................................  $   210,751   $   261,363

    Dividends............................................       12,520        22,996

    Net appreciation in fair value of investments........    1,640,536       464,963
                                                           -----------   -----------
                                                             1,863,807       749,322
                                                           -----------   -----------

  Contributions:

    Employer.............................................    1,957,473     1,581,145

    Employee.............................................    4,212,219     3,397,172
                                                           -----------   -----------
                                                             6,169,692     4,978,317

  Other additions........................................            -        28,193
                                                           -----------   -----------
Total additions..........................................    8,033,499     5,755,832


DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

    Benefit payments.....................................    2,461,289     8,872,239

    Transaction charge...................................        5,129        13,663

    Participant notes receivable terminated
       due to withdrawal of participant..................       20,943             -
                                                           -----------   -----------
Total deductions.........................................    2,487,361     8,885,902

Change in forfeiture reserve, net........................      (58,967)      (22,833)
                                                           -----------   -----------
Net increase (decrease) prior to plan merger.............    5,487,171    (3,152,903)

Transfer of assets due to plan merger....................      480,094    13,917,010
                                                           -----------   -----------
Net increase.............................................    5,967,265    10,764,107

Net assets available for benefits at beginning of year...   12,974,006     2,209,899
                                                           -----------   -----------
Net assets available for benefits at end of year.........  $18,941,271   $12,974,006
                                                           ===========   ===========










   The accompanying notes are an integral part of these financial statements.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. DESCRIPTION OF PLAN

   The following description of the HCC Insurance Holdings ("HCC") 401(k)
   Plan (the "Plan") provides only general information. As a result of the merger of several other qualified plans of acquired companies into the Plan during 1997 and 1998 the Plan has been amended to include certain specific provisions applicable only to merged participants. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

   GENERAL

   The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended and restated May 17, 1999, retroactively effective January 1, 1999. Non-union employees of HCC Insurance Holdings, Inc. (the "Company") generally become eligible to participate upon attaining the age of 21. Full time employees must also complete one year of service to become eligible. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

   Effective December 20, 1999, the Company acquired The Centris Group, Inc. Effective January 1, 2000 employees of the acquired subsidiary became eligible to participate in the Plan subject to the provisions of the Plan agreement.

   CONTRIBUTIONS

   Participants may contribute an amount equal to not less than 2 percent nor more than 15 percent of their compensation for the contribution period. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers 2 general accounts, 9 pooled separate accounts and a Company stock as investment options for participants. Employee contributions are recorded in the period during which the Company makes payroll deductions from the participant's earnings.

   The Company may make a matching contribution in a discretionary amount for each $1.00 contributed by a participant, up to a maximum of 6 percent of the participant's compensation. The Company may also make discretionary non-elective contributions. Matching Company contributions are recorded monthly. Discretionary non-elective contributions, if any, are recorded at the end of the plan year.

   PARTICIPANT ACCOUNTS

   Each participant's account is credited with the participant's contribution and allocation of the Company's contribution and plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

   VESTING

   Participants are immediately vested in their voluntary contributions plus actual earnings thereon. The balance vesting in the participant's accounts is based on years of service. A participant becomes 20 percent vested after two years of service, 40 percent vested after three years of service, 60 percent vested after four years of service, 80 percent vested after five years of service and 100 percent vested after six years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant's account becomes 100 percent vested.

   PAYMENT OF BENEFITS

   On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of his or her account, a distribution in the form of an annuity, or a combination of both. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

   PARTICIPANT NOTES RECEIVABLE

   Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of his or her account balance, whichever is less. Loans are treated as a transfer to/from the investment fund from/to Participant Notes Receivable. A loan is secured by the balance in the participant's account and bears interest at a rate commensurate with market rates for similar loans, as defined (7.75% to 10.00% and 8.00% to 10.00% for the years ended
   December 31, 1999 and 1998, respectively).

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.   SUMMARY OF ACCOUNTING POLICIES

     METHOD OF ACCOUNTING

     The Plan's financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

     Amounts shown by investment fund option on the statement of net assets available for benefits as of December 31, 1998 and the statement of changes in net assets available for benefits for the year ended
     December 31, 1998 have been reclassified to be shown in total to conform to the current year presentation in order to adopt AICPA Statement of Position 99-3, "ACCOUNTING FOR AND REPORTING OF CERTAIN DEFINED CONTRIBUTION PLAN INVESTMENTS AND OTHER DISCLOSURE MATTERS."

     INVESTMENT VALUATION

     Investments in pooled separate accounts are recorded at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company ("CG Life"). Investments in the general accounts are non-fully benefit responsive and are recorded at fair value. Participant notes receivable are valued at cost which approximates fair value. The Company stock is valued at its quoted market price.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.   INVESTMENTS

     Investments that represent 5 percent or more of the Plan's net assets are separately identified below.


                                                                     DECEMBER 31,
                                                                  1999          1998

     CIGNA Charter Guaranteed Long-Term Account...............  $3,435,321   $1,590,656
       interest rates, 5.65%; 5.65%
     CIGNA Charter Guaranteed Government Securities Account...   2,266,057    2,510,951
       interest rates, 3.60%; 3.89%
     CIGNA Charter Large Company Stock Index Fund.............   4,573,363    2,509,145
       units, 58,067; 40,634
     CIGNA Fidelity Advisor Growth Opportunities Fund.........   4,177,977    2,940,369
       units, 51,669; 38,386
     CIGNA Fidelity Advisor Balanced Fund.....................           -      805,180
       units, -; 25,432
     CIGNA Janus Worldwide Fund...............................   1,397,638          N/A
       units, 15,620; N/A
     HCC Common Stock.........................................         N/A    1,374,587
       shares, N/A; 78,548


HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

    INVESTMENT PERFORMANCE

    During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,863,807 and $749,322, respectively, as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                          1999          1998
    General Accounts:
      CIGNA Charter Guaranteed Long-Term Account..... $   122,072  $     31,004
      CIGNA Charter Guaranteed Government
        Securities Account...........................      82,357       228,716
                                                      -----------  ------------
                                                          204,429       259,720

    Pooled Separate Accounts:
      CIGNA Charter Foreign Stock III Fund...........      88,765        25,197
      CIGNA Charter Corporate Bond Fund..............      (1,982)           93
      CIGNA Charter Large Company Stock Index Fund...     690,852       323,530
      CIGNA Fidelity Advisor Growth
        Opportunities Fund...........................     152,542       451,765
      CIGNA Fidelity Advisor Balanced Fund...........      27,005       (22,490)
      CIGNA Warburg Pincus Advisor Emerging
        Growth Fund..................................      44,539         1,217
      CIGNA INVESCO Dynamics Fund....................     224,982         1,687
      CIGNA Founders Balanced Fund...................      (7,590)        2,202
      CIGNA Founders Growth Fund.....................     127,643         3,240
      CIGNA Janus Worldwide Fund.....................     488,746         4,877
      CIGNA Templeton Foreign Fund...................      11,171           (19)
                                                      -----------  ------------
                                                        1,846,673       791,299

    Company Stock:
      HCC Common Stock...............................    (193,617)     (303,340)

    Participant Notes Receivable.....................       6,322         1,643
                                                      -----------  ------------

        Net increase................................. $ 1,863,807  $    749,322
                                                      ===========  ============

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

4.  INVESTMENT CONTRACTS WITH INSURANCE COMPANY

    The Plan participates in contracts with CG Life via investments in the CIGNA Charter Guaranteed Long-Term Account with the CIGNA Charter Guaranteed Government Securities Account. CG Life commingles the assets of the CIGNA Charter Guaranteed Long-Term Account with other assets. For the Plan's investment in the CIGNA Charter Guaranteed Long-Term Account, the Plan is credited with interest at the rate specified in the contract which was 5.65% for the years ended December 31, 1999 and 1998, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the CIGNA Charter Guaranteed Long-Term Account for six months. For the Plan's investment in the CIGNA Charter Guaranteed Government Securities Account, the Plan is credited with interest at a yield which averaged
    3.60% and 3.89% for the years ended December 31, 1999 and 1998, respectively, net of asset charges. As discussed in Note 2, the CIGNA Charter Guaranteed Long-Term Account and the CIGNA Charter Guaranteed Government Securities Account are included in the financial statements at fair value which, principally because of the periodic rate reset process, approximates contract value.

5.  RELATED-PARTY TRANSACTIONS

    Plan assets include investments in funds managed by CG Life, a wholly owned division of CIGNA. CIGNA is the Plan's trustee and as such, transactions with the trustee qualify as party-in-interest transactions. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan.

6.  PLAN TERMINATION

    Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.  TAX STATUS

    The Internal Revenue Service has determined and informed the Company by a letter dated September 27, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.      RECONCILIATION OF PLAN FINANCIAL STATEMENTS TO THE FORM 5500

        Certain balances included on Schedule H (Part I and II) of the Annual Return/Report of Employee Benefit Plan (the "Form 5500") have been reclassified for purposes of presentation in these financial statements to provide additional disclosure.

9.      PLAN MERGERS

        During March 1998, assets of the AVEMCO Corporation Profit Sharing Plan and the NASRA 401(k) and Profit Sharing Plan were merged into the Plan and participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

        During 1999, assets of the AMIG Savings and Investment Plan and the Crawley Warren (USA) Inc. Employee Savings Plan for Continental Aviation Writers, Inc. were merged into the Plan. Participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

10.     FORFEITURES

        The net change in forfeiture reserve represents the net change in the available forfeiture reserve balance from the prior year plus the current year forfeitures generated. Forfeitures result from nonvested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service requirement, as defined in the Plan agreement, forfeitures generated are added to the forfeiture reserve balance. The forfeiture reserve of $102,294 and $52,132 at December 31, 1999 and 1998, respectively, is included in the CIGNA Charter Guaranteed Long-Term Account and is available to offset contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11.     SUBSEQUENT EVENTS

        Effective January 3, 2000, the CIGNA Charter Large Company Stock - Value I Fund, the CIGNA Charter Small Company Stock - Value I Fund and the CIGNA Charter Small Company Stock - Growth Fund were added to the Plan's investment options.

        Effective January 3, 2000, the CIGNA Charter Guaranteed Government Securities Account and the CIGNA Warburg Pincus Advisor Emerging Growth Fund were frozen for a period of 90 days. Effective April 3, 2000, the CIGNA Charter Guaranteed Government Securities Account and the CIGNA Warburg Pincus Advisor Emerging Growth Fund were eliminated as investment options. Any remaining asset balances in the above investment funds were transferred into the CIGNA Charter Guaranteed Long-Term Account.

        During March 2000, assets of the LDG Management Company Incorporated Cash or Deferred Profit Sharing Plan were merged into the Plan and participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

HCC INSURANCE HOLDINGS                                    SUPPLEMENTAL SCHEDULE
401(k) PLAN                                                          SCHEDULE I
SCHEDULE H (PART IV) FORM 5500 - SCHEDULE OF
  ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
DECEMBER 31, 1999
-------------------------------------------------------------------------------

                                                   (c)
                   (b)              DESCRIPTION OF INVESTMENT INCLUDING              (e)
      IDENTIFY OF ISSUE, BORROWER,    MATURITY DATE, RATE OF INTEREST,     (d)     CURRENT
(a)     LESSOR, OR SIMILAR PARTY     COLLATERAL, PAR OR MATURITY VALUE     COST     VALUE

*     Connecticut General Life      CIGNA Charter Guaranteed Long-Term    N/A**  $ 3,435,321
      Insurance Company             Account

*     Connecticut General Life      CIGNA Charter Guaranteed              N/A**    2,266,057
      Insurance Company             Government Securities Account

*     Connecticut General Life      CIGNA Charter Corporate Bond Fund     N/A**      142,929
      Insurance Company

*     Connecticut General Life      CIGNA Charter Large Company Stock     N/A**    4,573,363
      Insurance Company             Index Fund

*     Connecticut General Life      CIGNA Fidelity Advisor Growth         N/A**    4,177,977
      Insurance Company             Opportunities Fund

*     Connecticut General Life      CIGNA Warburg Pincus Advisor          N/A**      146,681
      Insurance Company             Emerging Growth Fund

*     Connecticut General Life      CIGNA INVESCO Dynamics Fund           N/A**      754,717
      Insurance Company

*     Connecticut General Life      CIGNA Founders Balanced Fund          N/A**      304,601
      Insurance Company

*     Connecticut General Life      CIGNA Founders Growth Fund            N/A**      625,332
      Insurance Company

*     Connecticut General Life      CIGNA Janus Worldwide Fund            N/A**    1,397,638
      Insurance Company

*     Connecticut General Life      CIGNA Templeton Foreign Fund          N/A**       89,225
      Insurance Company

*     Fidelity Investments          HCC Common Stock                      N/A**      880,697

*     Plan Participants             Participant Notes Receivable          N/A**      146,733

* Indicates an identified person known to be a party-in-interest to the Plan.

** Cost information has been omitted for participant directed investments.